Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE
To the Stockholders of INX Inc.
In connection with our audits of the consolidated financial statements of INX Inc. (formerly I-Sector Corporation) and subsidiaries referred to in our report dated February 27, 2007, which is included in the Company’s 2006 Form 10-K, we have also audited Schedule II for the years ended December 31, 2004, 2005 and 2006. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ GRANT THORNTON LLP
Houston, Texas
February 27, 2007